Exhibit 99.1
Cardiac Science Addresses FDA Recall Concerns
Company to Replace AEDs for Certain First Responders and
Medical Provider Facilities in the U.S.
Bothell, WA – July 19, 2010 – Cardiac Science Corporation [NASDAQ: CSCX], a global leader in automated external defibrillator (AED) and diagnostic cardiac monitoring devices, announced it has addressed outstanding issues with the Food and Drug Administration (“FDA”) relating to the corrective AED field action announced on November 13, 2009. The FDA has issued an updated communication on this matter which may be viewed at http://www.fda.gov/MedicalDevices/Safety/AlertsandNotices/ucm191426.htm.
Under the updated recall plan, Cardiac Science will replace approximately 24,000 AEDs used by first responders and certain medical facilities in the United States. First responders include police, fire, and ambulance services. Medical provider facilities include hospitals, medical clinics, dialysis centers and assisted living facilities.
“We have worked constructively with the FDA to address their concerns and are pleased to bring this matter to a close. We are now focused on executing the updated recall quickly and effectively,” said Dave Marver, Cardiac Science president and chief executive officer.
The Company estimates this plan will add between $10 and $15 million to the $18.5 million expense previously accrued for the November, 2009 recall. The Company expects to take a charge to earnings in the second quarter within this range. Cash expenditures related to this updated recall plan are expected to occur over the next twelve months or more. The Company has executed an updated agreement with Silicon Valley Bank, increasing its line of credit from $5 million to $15 million and will use borrowings from this line, in combination with existing cash resources, to carry out this updated recall plan.
The Updated Recall Plan
Under the updated recall plan, Cardiac Science will repair or replace approximately 24,000 AEDs used by first responders and certain medical facilities in the U.S. AED use by these customers is likely to be more frequent due to the nature of the settings in which the AEDs are employed and the involvement of professionally trained caregivers. More frequent use of affected AEDs may introduce a slightly higher probability that the component issue that led to the November 2009 recall will be encountered during a rescue attempt.
All other AEDs affected by the November 2009 recall require only the Company’s previously announced software update. This update enhances the AED’s self-test capabilities and improves detection of the component issue such that the probability of failure of these devices during a rescue attempt is significantly reduced. The Company has notified affected customers and the software update is currently available for all affected AEDs. For most models, the update is available online at www.cardiacscience.com/aed175. Cardiac Science urges all users, including those who will receive replacements, to install the software update for their affected AED(s) as soon as possible.
Cardiac Science will immediately begin notifying U.S. based first responder and medical facility customers eligible for replacement units. Replacements will be scheduled as soon as possible, with first priority given to police, fire, and ambulance service customers.
The determination whether replacement units are appropriate for first responders and/or medical facilities outside the U.S. will be made through discussions with local regulatory authorities. These authorities have previously accepted the software update as the appropriate action for all customers, including first responders and medical facilities. The number of units subject to the updated plan outside the U.S., if any, will affect costs within the estimated range.
Customers inside the US may call 877.901.1788 for more information. Customers outside the US may call +44.161.926.0011, or contact their local Cardiac Science representative.
Conference Call Scheduled at 1:00 pm EDT Today
Cardiac Science will conduct a conference call today at 1:00 p.m. Eastern Daylight Time to discuss today’s news. The call will be hosted by Dave Marver, president and chief executive officer, and Mike Matysik, senior vice president and chief financial officer.
To access the conference call, please dial 877.941.0844 and reference conference ID 4331134. Callers outside the U.S. can dial 480.629.9645. The call will also be webcast live at www.cardiacscience.com. An archive of the webcast will also be available at www.cardiacscience.com for 90 days.
Forward-Looking Statements
This press release contains forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, those that refer to the number of AEDs expected to be repaired or replaced under the updated recall plan, the timing of replacement, the resolution of regulatory concerns in both the U.S. and foreign jurisdictions, the effectiveness of the software update, the risk of component failure, the timing and amount of expenses to be recorded in the Company’s financial statements relating to the repair and replacement of affected AEDs, the timing and amount of associated cash expenditures and the sufficiency of the Company’s line of credit with Silicon Valley Bank, together with existing cash, to fund the recall. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results and performance may vary significantly from those expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks include the outcome of discussions or negotiations with applicable regulatory bodies in geographies outside the U.S., additional regulatory issues that may arise in the course of our business due to the fact that we remain subject to the oversight of the FDA and other regulatory bodies, the extent to which AED units recovered from affected customers can be repaired and used as replacement units for other customers, the availability of financial resources to perform the replacements and other actions described herein, as well as those more fully described in the Annual Report on Form 10-K filed by Cardiac Science Corporation for the year ended December 31, 2009, as updated by subsequent quarterly reports on Form 10-Q. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.
For more information,

Company Contact:	Investor Contact:	Media Contact:

Mike Matysik	Matt Clawson	Christopher Gale
Cardiac Science Corporation	Allen & Caron	EVC Group Inc.
Senior Vice President and CFO	949.474.4300	646.201.5431
425.402.2009	matt@allencaron.com	203.570.4681
		cgale@evcgroup.com
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